Exhibit 10.1

AGREEMENT

     THIS AGREEMENT is entered into as of December 10, 2004, by and between C. Thomas Faulders, III, an individual residing at 6721 Benjamin Street, McLean, Virginia 22101 (“Mr. Faulders”), and LCC International, Inc., a Delaware corporation having its principal place of business at 7925 Jones Branch Drive, McLean, Virginia 22102 (the “Company”).

     In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1. Purchase of Shares.

The Company is hereby purchasing from Mr. Faulders, and Mr. Faulders is hereby selling to the Company, 159,209 shares of the Company’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”) for a per share price of $5.54, which represents the average closing price for the Class A Common Stock reported on NASDAQ for the five (5) trading days immediately preceding the date hereof. Simultaneously herewith, Mr. Faulders is delivering to the Company (a) Certificate No. A-0071 for 108,333 shares of Class A Common Stock duly endorsed for transfer, (b) an irrevocable instruction letter to ETRADE Securities LLC directing that 19,576 shares of Class A Common Stock owned by Mr. Faulders and held in his account with such company be transferred to the Company and (c) an irrevocable instruction letter to Smith Barney directing that 31,300 shares of Class A Common Stock owned by Mr. Faulders and held in his account with such company be transferred to the Company. Upon receipt thereof, the Company shall promptly deliver to the Company’s transfer agent such Certificate and stock power together with an irrevocable instruction letter directing the transfer agent to record the transfers of shares described in the foregoing sentence in the Company stock record reflecting that such share are held by the Company as treasury shares.

2. Surrender of Options.

Mr. Faulders is hereby surrendering to the Company, and the Company is hereby accepting the surrender of, (a) those options to purchase 500,000 shares of Class A Common Stock, at an exercise price of $13.56 per share, granted to Mr. Faulders on December 16, 1999, (b) those options to purchase 150,000 shares of Class A Common Stock, at an exercise price of $12.25 per share, granted to Mr. Faulders on January 30, 2001, (c) those options to purchase 150,000 shares of Class A Common Stock, at an exercise price of $5.00 per share, granted to Mr. Faulders on May 25, 1999, and (d) those options to purchase 25,000 shares of Class A Common Stock, at an exercise price of $5.55 per share, granted to Mr. Faulders on May 24, 2001 (collectively, the “Options”). Each of the Options is hereby terminated in all respects effective immediately.

3. Termination of Loan Agreement.

     Mr. Faulders hereby directs that the proceeds from the sale of the shares of Class A Common Stock hereunder to the Company be applied to the repayment of the outstanding amounts due under that certain Note, dated December 22, 1999 of Mr. Faulders to the Company (the “Note”), which Note was issued pursuant to the Loan Agreement, dated as of December 22, 1999, between the Company and Mr. Faulders (the “Loan Agreement”). The Company declares that, effective immediately, all payment obligations under the Note are discharged in full and the Note is hereby deemed “paid-in-full.” The Company and Mr. Faulders hereby agree that, effective immediately, the Loan Agreement and the Note are hereby terminated in all respects and neither of them shall have any further obligations to the other thereunder.

4. Bonus

The Company hereby pays to Mr. Faulders a bonus in an amount of $490,000. In addition, the Company hereby pays to Mr. Faulders all amounts due under Section 1.3 of the Loan Agreement.

5. Non-Competition.

     Mr. Faulders hereby agrees that during the term of his employment with the Company, and for a period of twenty-four months thereafter, Mr. Faulders shall not, directly or indirectly (whether as an officer, director, employee, consultant, agent, advisor, stockholder, partner, joint venturer, proprietor or otherwise): (a) engage or otherwise become interested in any business or activity that directly or indirectly competes with any business of the Company or any of its subsidiaries (or any of their successors) as conducted or contemplated during his period of employment with the Company, or (b) solicit or hire for employment by any person or entity that engages in any business or activity that directly or indirectly competes with any business of the Company or any of its subsidiaries (or any of their successors) as conducted or contemplated during his period of employment with the Company, or induce the termination of employment of, any employee or other personnel who is or was providing services to the Company or any of its subsidiaries at the time of, or within the six month period prior to the date of, such solicitation, hiring or inducement, or (c) take any action intended to cause any vendor, customer or business associate of the Company to terminate, sever, reduce or otherwise adversely alter its relationship with the Company. Mr. Faulders hereby acknowledges and warrants that (A) he will be fully able to earn a livelihood for himself and his dependents if these covenants are specifically enforced against him, and (B) the restrictions contained in this Agreement are reasonable and necessary to protect the business and interests of the Company, that the Company is relying on the enforceability of these restrictions in entering into this Agreement, and that any violation of these restrictions will cause substantial and material harm to the Company for which money damages would not be a sufficient remedy. Accordingly, Mr. Faulders hereby agrees that the Company will be also be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of any of the provisions of this paragraph 5 by him.

6. Miscellaneous.

     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. No amendment, modification or waiver of the terms of this agreement shall be valid unless made in writing and duly executed by Mr. Faulders and the Company.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.

/s/ C. Thomas Faulders, III
C. Thomas Faulders, III

LCC INTERNATIONAL, INC.

By: /s/ Peter A. Deliso
Name: Peter A. Deliso
Title: Vice President, Corporate Development,
General Counsel and Secretary